Exhibit 5.1

Madison A. Jones

T: +1 202 728 7087

madison.jones@cooley.com

April 27, 2026

Vor Biopharma Inc.

500 Boylston Street, Suite 1350

Boston, Massachusetts 02116

Ladies and Gentlemen:

We have acted as counsel to Vor Biopharma Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), covering the registration for resale of up to 5,338,078 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”) issued by the Company pursuant to that certain Securities Purchase Agreement, dated March 26, 2026, by and among the Company and the investors named therein (the “Purchase Agreement”).

In connection with this opinion, we have examined and relied upon the Registration Statement and the related prospectus, the Company’s certificate of incorporation and bylaws, each as currently in effect, the Purchase Agreement and such other records, documents, opinions, certificates, memoranda and instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery of all documents by all persons other than the Company. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state anti-fraud law, rule or regulation relating to securities or to the sale or issuance thereof.

On the basis of the foregoing, in reliance thereon and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that the Shares are validly issued, fully paid and nonassessable.

Our opinion is limited to the matters expressly set forth in this letter, and no opinion has been or should be implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof, and we have no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

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Cooley LLP 1299 Pennsylvania Avenue NW Suite 700 Washington, DC 20004-2400

t: +1 202 842 7800 f: +1 202 842 7899 cooley.com

Vor Biopharma Inc.

Page Two

Very truly yours,

COOLEY LLP

By:	/s/ Madison Jones
Madison A. Jones

Cooley LLP 1299 Pennsylvania Avenue NW Suite 700 Washington, DC 20004-2400

t: +1 202 842 7800 f: +1 202 842 7899 cooley.com